Exhibit 11 - Statement  regarding  computation of net income per common
          share and common share equivalent.


(In thousands, except per share data)                Three months       Nine months
                                                        ended              ended
                                                      December 31,      December 31,
                                                         1996               1996
                                                     --------------    --------------

Average shares outstanding ...........................        5,261        5,253
Net effect of dilutive stock options, based
   on the treasury stock method ......................          152          128

                                                             ======       ======
Total shares used in computation .....................        5,413        5,381
                                                             ======       ======

Net income ...........................................       $7,824       $7,754
                                                             ======       ======

Net income per common share and
   common share equivalent ...........................       $ 1.45       $ 1.44
                                                             ======       ======

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